Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sterling Construction Company, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Sterling Construction Company, Inc. on Form S-3 (File no. 333-152371, effective August 4, 2008) and Forms S-8 (File No. 33-83038, effective August 18, 1994, File No. 33-83040, effective August 18, 1994, File No. 333-88224, effective May 14, 2002, File No. 333-88228, effective May 14, 2002, File No. 333-135666, effective July 10, 2006, and File No. 333-152371, effective August 4, 2008).
/S/ GRANT THORNTON LLP

Houston, Texas
March 15, 2012